Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-216315) on Form S-3 and (Nos. 333-152914, 333-174013, 333-188997, 333-206279, 333-211244, 333-224843, 333-255791, and 333-255790) on Forms S-8 of Halozyme Therapeutics, Inc. of our report dated March 3, 2022, with respect to the consolidated financial statements of Antares Pharma, Inc. and the effectiveness of internal control over financial reporting, which report appears in the Form 8-K/A of Halozyme Therapeutics, Inc. dated August 9, 2022.

/s/ KPMG LLP

Minneapolis, Minnesota
August 9, 2022